QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Watts Industries, Inc.:

        We consent to the use of our report dated February 12, 2003, except as to Note 19, which is as of March 25, 2003, with respect to the consolidated balance sheets of Watts Industries, Inc. as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2002, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

        Our report refers to a change in accounting for goodwill and other intangible assets based on the adoption of Financial Accounting Standard No. 142, "Goodwill and Other Intangible Assets."

/s/ KPMG LLP Boston, Massachusetts June 19, 2003

QuickLinks

INDEPENDENT AUDITORS' CONSENT